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                           CHANGE IN CONTROL AGREEMENT

         THIS CHANGE IN CONTROL AGREEMENT is made and entered into as of the 16th day of October , 1996 by and between FIRST CHARTER CORPORATION (the "Company"), a North Carolina corporation, and Edward B. McConnell ("Employee"), an individual residing in Charlotte, North Carolina.

                              Background Statement

         First Charter National Bank (the "Bank") is a wholly-owned subsidiary of the Company. Employee is a valued employee of the Bank. In order to induce Employee to continue employment with the Bank and to enhance Employee's job security, the Company desires to provide compensation to Employee in the event Employee's employment is terminated following a change in control of the Company, as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the compensation the Company agrees to pay to Employee, Employee's continued employment with the Bank, and of other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

         1. Termination following a Change in Control. If a Change in Control (as defined in Section 1(iii) hereof) occurs and if, within one year following the Change in Control, the employment of Employee is terminated (x) by the Company or the Bank other than for Cause or (y) by Employee for Good Reason, Employee's Compensation shall continue to be paid, subject to applicable withholdings, by the Company for a period of 24 months following such termination of employment. In lieu of receiving payment of Compensation for such 24-month period in installments, the Employee may elect, at any time prior to the earlier to occur of a Change in Control or action by the Board of Directors of the Company with respect to an event which would, upon consummation, result in a Change in Control (which election shall be evidenced by notice filed with the Company), to be paid the present value of any such Compensation in a lump sum within 30 days of termination of the Employee's employment under circumstances entitling such Employee to Compensation hereunder. The calculation of the amount due shall be made by the independent accounting firm then performing the Company's independent audit, and such calculation, including but not limited to the discount factor used to determine present value, shall be conclusive.

         For purposes of this Agreement, the following terms shall have the meanings indicated:

      (i) Cause. Termination by the Company or the Bank for "Cause" shall mean (A) termination on account of willful misconduct of a material nature by the Employee in connection with performance of his duties as an employee; (B) use of alcohol or narcotics that affects his ability to perform his duties as an employee; (C) conviction of a felony or serious misdemeanor involving moral turpitude; (D) embezzlement or theft from the Company or the Bank; (E) gross inattention to or dereliction of duty; or (F) performance by the Employee of any other willful acts which Employee knew or reasonably should have known would be materially detrimental to the Company or the Bank.

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     (ii)         Good Reason. Termination by the Employee for "Good Reason"
                  shall mean (A) a material reduction in Employee's position, duties, responsibilities or status as in effect immediately preceding the Change in Control, or a change in Employee's title resulting in a material reduction in his responsibilities or position with the Company or the Bank as in effect immediately preceding the Change in Control, in either case without Employee's consent; (B) a material reduction in the rate of Employee's base salary as in effect immediately preceding the Change in Control or a material decrease in the bonus percentage to which Employee was entitled pursuant to any of the Company's incentive bonus plans at the end of the fiscal year immediately preceding the Change in Control, in either case without Employee's consent; provided, however, that nothing herein shall be construed to guarantee the Employee's bonus award if performance, either by the Company or Employee, is below target as set forth in any of the Company's such incentive bonus plans; or (C) the relocation of Employee, without his consent, to a location outside a 30 mile radius of Concord, North Carolina, following a Change in Control.

     (iii) Change in Control. For purposes of this Agreement, "Change in Control" shall mean (A) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (B) the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company; (C) in the absence of a prior expression of approval by the Board of Directors, the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of
                  Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, or group including a person, who beneficially owned, as of the date of this Agreement, more than 5% of the Company's securities; (D) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at lease a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at lease two-thirds of the directors then still in office who were directors at the beginning of the period; or (E) any other change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of the Company by any person, company or other entity.

     (iv) Compensation. Employee's Compensation shall consist of the following: (A) Employee's annual base salary, as paid by the Company or the Bank, in effect immediately preceding the Change in Control and (B) the average of any bonus paid by the Company or the Bank to Employee during the two most recent fiscal years ending prior to such Change in Control pursuant to any of the Company's incentive bonus plan.

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         2. Additional Benefits. Upon termination of Employee's employment entitling Employee to Compensation set forth in Section 1 hereof, the Company shall maintain in full force and effect for the continued benefit of Employee for such 24-month period health insurance (including coverage for Employee's dependents to the extent dependent coverage is provided by the Company for its employees generally) under such plans and programs in which Employee was entitled to participate immediately prior to the date of such termination of employment, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee's participation in any such plan or program is barred, the Company shall arrange to provide Employee with health insurance benefits for such 24-month period substantially similar to those which Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. However, in no event will Employee receive from the Company the health insurance contemplated by this Section 2 if Employee receives comparable insurance from any other source.

         3. Limit on Payments. It is the intention of the Company and Employee that no portion of the payment made under this Agreement, or payments to or for Employee under any other agreement or plan, be deemed to be an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision. The Company and Employee agree that the present value of any payment hereunder and any other payment to or for the benefit of Employee in the nature of compensation, receipt of which is contingent on a Change in Control of the Company, and to which Section 280G of the Code or any successor provision thereto applies, shall not exceed an amount equal to one dollar less than the maximum amount that Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision or which the Company may pay without loss of deduction under
Section 280G of the Code or any successor provisions. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code or any successor provision. In the event that the provisions of Section 280G and 4999 of the Code or any successor provisions are repealed without succession, this Section 3 shall be of no further force or effect.

         4. Effect of Agreement. Nothing contained in this Agreement shall confer upon Employee any right to continued employment by the Company or the Bank or shall interfere in any way with the right of the Company or the Bank to terminate his employment at any time for any reason. The provisions of this Agreement shall not affect in any way the right or power of the Company to change its business structure or to effect a merger, consolidation, share exchange or similar transaction, or to dissolve or liquidate, or sell or transfer all or part of its business or assets.

         5. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans. Employee shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.


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       6.         General Provisions.

     (i) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, or legal representatives without the Company's prior written consent. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date Employee's employment was terminated. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 6(i) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (ii) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (iii) Headings and Gender. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     (iv) Governing Law. This Agreement has been executed and delivered in the State of North Carolina, and its validity, interpretation, performance and enforcement shall be governed by the laws of such state.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above stated.


                                       FIRST CHARTER CORPORATION


                                       By:


                                       EMPLOYEE:


                                                                          (SEAL)

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